Private & Confidential

THE BULLET ID CORPORATION

SHARE OPTION PLAN

TABLE OF CONTENTS

THE BULLET ID CORPORATION

(the **Company**)

SHARE OPTION PLAN

ARTICLE 1
PURPOSE

1.1 Purpose of the Plan

The purpose of the Plan is to attract, retain and motivate key directors, officers, employees and consultants of the Company or of a Related Entity, to advance the long-term interests of the Company by providing such persons with the opportunity and incentive, through equity-based compensation, to acquire an ownership interest in the Company and to promote a greater alignment of interests between such persons and shareholders of the Company.

ARTICLE 2
INTERPRETATION

2.1 Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings:

Board means the board of directors of the Company;

Business Day means any day, other than a Saturday, Sunday, or any statutory holiday in the Province of Ontario, Canada;

Cause includes:

(a) theft, fraud, dishonesty, or material misconduct by the Participant that involves the property, business or affairs of the Company or a Related Entity or the carrying out of the Participant's duties to the Company or a Related Entity (as applicable) that would cause harm to the Company or Related Entity (as applicable);

(b) any material failure by the Participant to comply with the Company's Code of Business Conduct and Ethics (if any), any written policies of the Company or a Related Entity (as applicable), or any other obligation to the Company or a Related Entity (as applicable);

(c) any material breach or non-observance by the Participant of any term of the Participant's Service Agreement (if any), or any non-competition, non-solicitation or confidentiality covenants between the Participant and the Company or a Related Entity (if any) (as applicable) (for greater certainty, whether or not any termination is effected in compliance with any termination provisions contained in the Participant's Service Agreement);

(d) the breach by the Participant of his or her fiduciary duties owed to the Company or a Related Entity (as applicable);

(e) any wilful act, misrepresentation or omission which the Participant knew or should have known would expose the Company or a Related Entity to material loss; or

(f) anything that would constitute cause for the termination of the Participant's Service Agreement (if any) or any other material failure by the Participant to perform the Participant's duties to the Company or a Related Entity (as applicable);

Common Shares means the common shares in the capital of the Company;

Consultant Participant means an individual consultant (other than a Director Participant or an Employee Participant) or a consultant company, that

(a) is engaged to provide services on a *bona fide* basis to the Company or a Related Entity, other than services provided in relation to a distribution of securities of the Company or a Related Entity,

(b) provides the services under a written contract with the Company or a Related Entity, and

(c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity;

Control means:

(a) when applied to the relationship between a person and a corporation, the beneficial ownership by the person, at the relevant time, of shares of the corporation carrying either (i) more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of the corporation or (ii) the percentage of voting rights ordinarily exercisable at meetings of shareholders of the corporation sufficient in fact to elect a majority of the directors of the corporation; and

(b) when applied to the relationship between a person and a partnership or joint venture, the beneficial ownership by the person, at the relevant time, of more than 50% of the ownership interests of the partnership or joint venture in circumstances where it can reasonably be expected that the person directs the affairs of the partnership or joint venture.

Date of Grant means, for any Option, the date specified by the Board at the time it grants the Option (provided, however, that such date shall not be prior to the date the Board acts to grant the Option) or, if no such date is specified, the date upon which the Option was granted;

Director Participant means a current member of the Board or the board of directors of a Related Entity, who is not also a current officer or employee of the Company or of a Related Entity;

Disabled or **Disability** means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for the purposes of the Plan;

Eligible Person means any current director, officer, employee or consultant of the Company or of a Related Entity who is eligible to receive Options under the Plan;

Employee Participant means a current officer or employee of the Company or of a Related Entity, regardless of whether such officer or employee is also a current member of the Board or the board of directors of a Related Entity;

Exercise Notice means a notice in writing, in the form set out in "Schedule B – Exercise Notice" of this Agreement, signed by a Participant and stating the Participant's intention to exercise a particular Option;

Exercise Period means the period of time during which an Option granted under the Plan shall vest and be exercisable in accordance with the Plan;

Exercise Price means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

including (or **includes)** means including (or includes) without limitation;

Individual Participant means a Participant who is an individual;

Initial Public Offering means any initial public offering of the Company's securities resulting in the Company's securities being publicly traded on a globally recognized stock exchange;

Liquidation Event means:

(a) any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs;

(b) any acquisition, direct or indirect, in a single transaction or a series of related transactions, of securities of the Company (other than, for greater certainty, an issuance from treasury of securities of the Company), as a result of which (i) the shareholders of the Company immediately before the completion of such transaction or series of related transactions, directly or indirectly, do not continue to hold, directly or indirectly, more than a 50% voting interest in the Company immediately following the completion of such transaction or series of related transactions, and (ii) no shareholder or group of shareholders acting jointly and in concert who held a 50% or less voting interest in the Company immediately before the completion of such transaction or series of related transactions, hold directly or indirectly more than a 50% voting interest in the continuing or surviving person immediately following the completion of such transaction or series of related transactions;

(c) the consummation of any amalgamation, arrangement, merger, reorganization, consolidation or other business combination or other transaction or series of related transactions involving the Company, as a result of which (i) the shareholders of the Company immediately before the completion of such transaction or series of related transactions, directly or indirectly, do not continue to hold, directly or indirectly, more than a 50% voting interest in the continuing or surviving person immediately following the completion of such transaction or series of related transactions, and (ii) no shareholder or group of shareholders acting jointly and in concert who held a 50% or less voting interest in the Company immediately before the completion of such transaction or series of related transactions, hold directly or indirectly more than a 50% voting interest in the continuing or surviving person immediately following the completion of such transaction or series of related transactions;

(d) a change in the composition of the Board as a result of a contested election of directors, with the result that the individuals who were directors of the Company prior to such contested election, together with any new directors of the Company whose election is proposed by management and endorsed by a majority of the members of the Board prior to the date of the election, do not constitute a majority of the directors of the Company elected in such election;

(e) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions within any 12-month period (including by way of wind-up, dissolution, dividend or liquidation or other transaction of the Company or any successor

or any subsidiary or division), of (i) fixed assets of the Company having a fair market value equal to 50% or more of the fair market value of all of the fixed assets of the Company, or (ii) fixed assets comprising all or substantially all of a business segment or division of the Company (but only with respect to the executives responsible for such business segment or division); and for purposes hereof, fair market value shall be based on fair market value as shown on the most recent available audited annual (or, if no audited annual financial statements are available, unaudited annual financial statements) or unaudited quarterly consolidated financial statements of the Company; or

(f) if adopted by the Board by resolution, a resolution by the Board to the effect that, for purposes of the Plan, a Liquidation Event has occurred or is imminent;

provided that, for greater certainty, unless otherwise determined by the Board, the following events shall not constitute a Liquidation Event: (i) an amalgamation, arrangement, merger, reorganization, consolidation or other business combination or other transaction or series of related transactions solely involving the Company and a Related Entity; (ii) a transaction or series of related transactions undertaken solely for the purpose of changing the Company's place of domicile or jurisdiction of incorporation; (iii) an issuance from treasury of securities of the Company in connection with an equity financing of the Company; or (iv) an Initial Public Offering;

Liquidation Event Price means the amount payable in respect of each Common Share upon the occurrence of the Liquidation Event;

Option means a right to purchase Common Shares under the Plan;

Option Agreement means a signed, written agreement between a Participant and the Company, substantially in the form attached as Schedule A – Form of Share Option Plan Agreement, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under the Plan;

Option Shares means Common Shares to be issued by the Company upon the exercise of outstanding Options;

Participant means a Director Participant, an Employee Participant or a Consultant Participant who has been granted one or more Options, or the Participant's Personal Representatives or Permitted Assigns, as the context shall require;

Permitted Assign means, for a Participant

(a) a trustee, custodian, or administrator acting on behalf of, or for the benefit of, the Participant,

(b) a holding entity of the Participant,

(c) a RRSP, RRIF, or TFSA or the equivalent recognised account in the resident country of the Participant,

(d) a spouse of the Participant,

(e) a trustee, custodian, or administrator acting on behalf of, or for the benefit of, the spouse of the Participant,

(f) a holding entity of the spouse of the Participant, or

(g) a RRSP, RRIF, or TFSA or the equivalent recognised account in the resident country of the spouse of the Participant,

as more particularly defined in National Instrument 45-106 - *Prospectus and Registration Exemptions* of the Canadian Securities Administrators;

person includes an individual, sole proprietorship, partnership, limited liability partnership unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, limited liability company, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

Personal Representative means:

(a) in the case of an Individual Participant who, for any reason, is incapable of managing his, her or its affairs, the person entitled by law to act on behalf of such Participant; and

(b) in the case of a deceased Individual Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so;

Plan means this Share Option Plan as amended from time to time in accordance with the provisions hereof;

Related Entity means a person that controls or is controlled by the Company or that is controlled, directly or indirectly, by the same person that controls the Company;

Resign for Good Reason: to Resign for Good Reason means to resign where there is:

(a) in the case of an Employee Participant:

(1) a material adverse reduction or a material adverse diminution in the Participant's reporting relationships, authority, titles, duties, position or responsibilities with the Company or a Related Entity (as applicable);

(2) a reduction in the Participant's base salary (other than a downward adjustment based on the overall financial performance of the Company that generally affects similarly situated directors, officers or employees of the Company or a Related Entity (as applicable));

(3) the discontinuance of the Participant's eligibility to receive bonuses or other incentives

(i) in circumstances not involving a Liquidation Event, that were in effect during the fiscal year prior to the year in which the Participant Resigns for Good Reason, or

(ii) in circumstances involving a Liquidation Event, that were in effect during the fiscal year prior to the year in which the Liquidation Event occurs,

in each case other than the discontinuance of a bonus or other incentive plan then in effect that is not replaced by a different bonus or incentive plan of equivalent value and other than a downward adjustment based on the overall financial performance of the Company that generally affects similarly situated officers or employees of the Company or Related Entity (as applicable);

(4) the assignment to the Participant of any significant, ongoing duties inconsistent with the Participant's skills, duties, position, responsibilities or status; or

(b) in the case of a Director Participant, an Employee Participant or a Consultant Participant, any material breach by the Company or a Related Entity (as applicable) of the Participant's Service Agreement, if any;

provided that the Participant gives written notice to the Company of the event relied upon to Resign for Good Reason within 30 days of the day the Participant knew or ought to have known of the occurrence of the event and the Company does not remedy such event within 90 days of receipt of such notice;

Retirement means:

(a) in the case of a Director Participant, retirement as determined in accordance with the retirement policy of the Company or Related Entity, as applicable, as such policy may exist from time to time (and not, for greater certainty, by reason of the director not standing for re-election to the Board);

(b) in the case of an Employee Participant, retirement from active employment with the Company or a Related Entity at or after age 65 or with the consent for purposes of the Plan of such officer of the Company as may be designated by the Board, at or after such earlier age and upon the completion of such years of service as the Board may specify; and

(c) in the case of a Consultant Participant, the completion of the term of the Consultant Participant's Service Agreement in accordance with its terms (and not, for greater certainty, by reason of any breach of such Service Agreement);

Service Agreement means any written agreement between a Participant and the Company or a Related Entity (as applicable), in connection with that Participant's office, employment, service or engagement as a director, officer, employee or consultant or the termination of such office, employment, service or engagement, as amended from time to time;

Shareholders' Agreement means the shareholders' agreement between, *inter alias*, the Company and its shareholders as may be in effect from time to time;

Termination Date means the date on which the Participant ceases to hold office with, ceases to be actively employed by, ceases to actively perform services to, or ceases to be actively engaged by the Company and/or any Related Entity (and not, for greater certainty, the date that is the end of any agreed or otherwise binding severance or notice period whether express, implied, contractual (including, for greater certainty, pursuant to the terms of any Services Agreement), statutory or at common law)., without regard to whether the Participant continues thereafter to receive any compensatory payments or other amounts from the Company or any Related Entity;

Vesting Commencement Date means, for any Option, the date from which the Option begins to vest for purposes of Section 5.5, as specified by the Board, the Participant's Service Agreement or the Participant's Option Agreement or, if no such date is specified, the date of commencement of a Participant's office, employment, service or engagement by the Company or any Related entity; and

Without Cause means termination of a Participant's office, employment, service or engagement by the Company or any Related Entity for any reason other than death, Disability, Retirement or Cause or by the Participant who Resigns for Good Reason.

2.2 Interpretation

(a) The Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(b) Whenever the Board is to exercise discretion in the administration of the terms and conditions of the Plan, the term "discretion" means the sole and absolute discretion of the Board.

(c) The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan

(d) The terms "Article, Section, Addendum" and "Schedule" mean and refer to the specified Article, Section, Addendum and Schedule of the Plan, respectively.

(e) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(f) Unless otherwise specified, all references to money amounts are to Canadian dollars.

2.3 Schedules

The following schedules are attached to, form part of, and shall be deemed to be incorporated in, the Plan:

Schedule A	Form of Share Option Plan Agreement
Schedule B	Form of Exercise Notice

ARTICLE 3
PLAN ADMINISTRATION

3.1 Plan Administration

The Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a) determine which Eligible Persons should be eligible for Options to be granted under the Plan;

(b) grant Options in such number and, subject to the provisions of the Plan, on such terms and conditions as it determines, including:

(A) the time or times at which Options may be granted;

(B) the Exercise Price at which Option Shares subject to each Option may be purchased;

(C) the time or times when each Option becomes exercisable and, subject to Section 5.4, the duration of the Exercise Period;

(D) whether restrictions or limitations are to be imposed on the Option Shares and the nature of such restrictions or limitations, if any; and

(E) any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c) cancel, amend, adjust or otherwise change any Option under such circumstances as the Board may consider appropriate, in accordance with and subject to the provisions of the Plan;

(d) interpret the Plan and adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Plan; and

(e) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

The Board's determinations and actions within its authority under the Plan are conclusive and binding on the Company and all other persons.

3.2 Limitation of Liability and Indemnification

No member of the Board will be liable for any action or determination taken or made in good faith with respect to the Plan or any Options granted thereunder. Each member of the Board will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member of the Board may sustain or incur by reason of any action, suit or proceeding, taken or threatened against such member, otherwise than by the Company or a Related Entity, for or in respect of any act done or omitted by the member of the Board in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1 Total Common Shares Subject to Options

The aggregate maximum number of Common Shares issuable upon the exercise of Options shall not exceed such number which represents 20% of the issued and outstanding Common Shares of the Company from time to time.

4.2 Fractional Shares.

No fractional Common Shares shall be issued upon the exercise of Options. The Board may determine the manner in which fractional share value shall be treated in its sole discretion.

ARTICLE 5
GRANT OF OPTIONS

5.1 Grant of Options

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant Options to any Director Participant, Employee Participant, or a Consultant Participant.

5.2 Option Agreements

All grants of Options under the Plan will be evidenced by Option Agreements. Such Option Agreements will be subject to the applicable provisions of the Plan and will contain such provisions as are required by the Plan and any other provisions that the Board may direct. The Board shall authorize and empower any director or officer of the Company to execute and deliver, for and on behalf of the Company, an Option Agreement to each Participant.

5.3 Exercise Price

(a) Prior to an Initial Public Offering, the Exercise Price per Option Share purchasable under an Option shall be the price as determined by the Board and in effect on the Date of Grant.

(b) After an Initial Public Offering, the Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the price required by applicable law and the rules and policies of any stock exchange on which the Common Shares are listed.

5.4 Term of Options

Subject to any accelerated termination as set forth in the Plan, each Option, unless otherwise specified by the Board, the Participant's Service Agreement or the Participant's Option Agreement, expires on the 10th anniversary of the Date of Grant, provided that in no event will the Exercise Period of an Option exceed 10 years from the Date of Grant.

5.5 Exercise Period

Unless otherwise specified by the Board, the Participant's Service Agreement or the Participant's Option Agreement, and except as otherwise provided in the Plan, each Option shall be exercisable commencing on the Vesting Commencement Date and in accordance with the following table:

Vesting for All Participants	
Months Elapsed From Effective Date or Milestone Achieved	**Percentage Vested**
0 (as of Effective Date)	Nil
12	33.34%
24	33.33%
36	33.33%

Each Participant shall be entitled to exercise its Options until the 10th anniversary of the Date of Grant. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which all or any part of any Option shall vest and become exercisable.

5.6 Exercise of Option

(a) Subject to the provisions of the Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(b) Unless otherwise specified by the Board, the Exercise Notice must either be: (i) accompanied by payment in full of the purchase price for the Option Shares to be purchased; or (ii) be exercised in accordance with the cashless exercise provisions of Section 6.2. Subject to Section 6.2, the manner of exercise shall be at the option of the Participant. If exercised in accordance with (i) above, the Exercise Price must be fully paid in cash, or by certified cheque, bank draft or money order payable to the Company, by wire transfer of immediately available funds, or by such other means as might be specified from time to time by the Board.

(c) The Participant acknowledges and agrees that no Common Shares will be issued or transferred for a period of 15 days following receipt by the Company of the Exercise Notice, and then only if the Participant and the Company have each completed all steps required by law to be taken in connection with the issuance and sale of the Common Shares, including receipt from the Participant of payment or provision for all withholding taxes due as a result of the exercise of the Option.

5.7 Shareholders Agreement

Each Participant must, as a condition of exercising an Option, sign and deliver an accession or counterpart and acknowledgement to be bound by the terms of a shareholders' agreement in such form as may then be in effect or as may otherwise be prescribed by the Board, and any other agreement that the Company requires a holder of Common Shares to sign.

5.8 Additional Conditions of Exercise

The Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any provincial or federal law, or the consent or approval of any governmental body, securities exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Participants shall, to the extent applicable, cooperate with the Company in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
TERMINATION OF OPTIONS DUE TO CERTAIN EVENTS

6.1 Termination of Option Due to Termination of Office, Employment, Service or Engagement

(a) Unless otherwise specified by the Board, or unless otherwise provided in the Participant's Service Agreement or Option Agreement, and except as otherwise provided in the Plan, if a Participant's office, employment, service or engagement terminates in any of the following circumstances, Options shall be treated in the manner set forth below:

Reason for Termination	**Vesting**	**Expiry of Option**
Death:	The vesting of all Options shall be accelerated and all Options not yet vested on the date of death shall vest on the day following the date of death;	Vested Options expire on the earlier of the expiry of the Exercise Period applicable to the Option and one year following the date of death;
Disability:	The vesting of all Options shall be accelerated and all Options not yet vested on the date of Disability shall vest on the day following the date of Disability;	Vested Options expire on the earlier of the expiry of the Exercise Period applicable to the Option and one year from the date of Disability;
Retirement:	Options continue to vest in	Vested Options expire on the expiry of

	accordance with the terms of the Option;	the Exercise Period applicable to the Option;
Resignation:	Unvested Options as of the date of resignation automatically terminate and shall be cancelled;	Vested Options expire on the earlier of the expiry of the Exercise Period applicable to the Option and 90 days following the date of resignation;
Termination without Cause or Resignation for Good Reason:	Options continue to vest in accordance with the terms of the Option until the earlier of the expiry of the Exercise Period applicable to the Option and one year from the Termination Date; Unvested Options as of such earlier date automatically terminate and shall be cancelled;	Vested Options expire on the earlier of the expiry of the Exercise Period applicable to the Option and one year from the Termination Date;
Liquidation Event:	Options shall vest in accordance with Section 6.2;	Options shall vest in accordance with Section 6.2;
Termination with Cause whether defined in the Plan or otherwise:	Options, whether vested or unvested as of the Termination Date, automatically terminate and shall be cancelled;	Options, whether vested or unvested as of the Termination Date, automatically terminate and shall be cancelled;

(b) A Participant's eligibility to receive further grants of Options under the Plan ceases as of the date of the Individual Participant's death, Disability, Retirement or resignation, or as of the Termination Date, as the case may be.

(c) Notwithstanding Section 6.1(a), the Board may, in its discretion, at any time prior to or following an event contemplated in Section 6.1(a), accelerate the dates upon which any or all Options held by a Participant shall vest and be exercisable, without regard to whether such Options have otherwise vested in accordance with their terms, and permit the exercise of any or all Options held by the Participant, to the extent vested (including by reason of acceleration as aforesaid), in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option pursuant to this Section 6.1(c) beyond the expiration of the Exercise Period of the particular Option.

6.2 Liquidation Event

(a) Notwithstanding anything else in the Plan, the Participant's Service Agreement or the Participant's Option Agreement, the Board may, in connection with a Liquidation Event and at its sole option and without the consent of any Participant, take such steps as are necessary or desirable with respect to all outstanding Options that are in the best interests of the Company, including:

(1) take such steps as are necessary or desirable to cause the conversion or exchange of each of the outstanding Options into or for:

(A) Common Shares on a net issuance basis in accordance with the following formula:

$$X = \frac{Y (A - B)}{}$$

A

where:

X = The number of Common Shares to be issued to the Participant in respect of an Option,

Y = The number of Option Shares subject to such Option,

A = The Liquidation Event Price,

B = The Exercise Price for such Option Shares; or

(B) options, rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any person participating in or resulting from such Liquidation Event;

(2) accelerate the dates upon which any or all Options held by a Participant shall vest and be exercisable, without regard to whether such Options have otherwise vested in accordance with their terms, and permit the exercise of any or all Options held by the Participant, to the extent vested (including by reason of acceleration as aforesaid), in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option pursuant to this Section 6.2(a)(2) beyond the expiration of the Exercise Period of the particular Option; provided that if any of such Options are not exercised contemporaneously with completion of the transaction resulting in the Liquidation Event, such unexercised Options shall terminate and expire upon the completion of the transaction resulting in the Liquidation Event; and/or

(3) determine that any or all outstanding Options will be purchased by the Company or a Related Entity at the Liquidation Event Price less the applicable Exercise Price for the Option Shares available to be purchased under such Options; provided that the Option Shares available to be purchased under the outstanding Options may only be purchased by the Company or a Related Entity, as described above, if the Liquidation Event Price is higher than the Exercise Price for such Option Shares, and the Company may cancel any Options where the applicable Exercise Price for the Options Shares available to be purchased under such Options is greater than the Liquidation Event Price.

(b) The Participant shall execute such documents and instruments and take such other actions, including exercise of Options vesting pursuant to Section 6.2(a)(2) or the Participant's Service Agreement or Option Agreement, as may be required consistent with the foregoing; provided, however, that the exercise of Options vesting pursuant to Section 6.2(a)(2) shall be subject to the completion of the Liquidation Event.

(c) In taking any of the actions contemplated by this Section 6.2, the Board shall not be obligated to treat all Awards held by any Participant, or all Awards in general, identically.

ARTICLE 7
NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF AWARDS

7.1 Non-Transferability

An Option granted pursuant to the Plan is personal to the Participant and may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a Participant's Personal Representatives or Permitted Assigns.

ARTICLE 8
ADJUSTMENTS

8.1 Adjustments

The number and kind of Common Shares to which an Option pertains and, with respect to Options, the Exercise Price, shall be adjusted in the event of a reorganization, recapitalization, stock split or redivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances. Failure of the Board to provide for an adjustment shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances. If an adjustment results in a fractional share, the fraction shall be disregarded.

8.2 Offer of Additional Securities

If at any time the Company grants to its shareholders the right to subscribe for and purchase pro rata additional securities of any other corporation or entity, there shall be no adjustments made to the Shares or other securities subject to an Option in consequence thereof and the Options shall remain unaffected.

8.3 Adjustments Cumulative

The adjustments provided for in this ARTICLE 8 shall be cumulative. On the happening of each and every of the foregoing events, the applicable provisions of the Plan shall be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Option (and the Plan) and the Exercise Price.

ARTICLE 9
PRIORITY OF AGREEMENTS

9.1 Priority of Agreements

In the event of any inconsistency or conflict between the provisions of a Participant's Option Agreement and the Plan, the provisions of the Plan shall prevail with respect to such Participant. In the event of any inconsistency or conflict between the provisions of (i) the Plan and/or a Participant's Option Agreement, and (ii) a Participant's Service Agreement, the provisions of the Participant's Service Agreement shall prevail with respect to such Participant unless the terms of the Participant's Service Agreement would cause the Plan to be a "salary deferral arrangement" as defined in the *Income Tax Act* (Canada) in which case the terms of the Plan shall prevail.

9.2 Vesting and Termination Provisions in Service Agreements

In the event that a Participant's Service Agreement contains provisions respecting the vesting of the dates upon which any or all outstanding Options shall be exercisable or settled, without regard to whether such Options have otherwise vested in accordance with their terms, or provisions respecting the expiry, forfeiture and termination of such Options, the vesting or expiry, forfeiture and termination of such Options, as applicable, shall be governed by the terms and conditions of the Participant's Service Agreement with respect to such Participant.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Amendments

The Board may, without notice, at any time or from time to time, amend the Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate; provided that no such amendment shall have any effect with respect to any Options outstanding as at the date of such amendment without the prior consent of Participants holding Options that are exercisable for at least a majority of the Option Shares that are subject to the then outstanding Options.

10.2 Legal Requirement

The Company is not obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, the Company or a Related Entity of any provision of any applicable law or any requirement of any governmental agency having jurisdiction.

10.3 Further Assurances

Each Participant will, when requested by the Company, sign and deliver all such documents relating to the Plan, including as to the granting or exercise of Options, which the Company deems necessary or desirable.

10.4 Participant's Entitlement

Except as otherwise provided in the Plan, Options previously granted under the Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Company and a Related Entity. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of the Plan and are not affected by reason only that, at any time, a Related Entity ceases to be a Related Entity.

10.5 Withholding Taxes

As a condition of and prior to participation in the Plan, each Participant authorizes the Company to withhold from any amount otherwise payable to the Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of the Participant's participation in the Plan or issuance of Common Shares. The Company may, prior to and as a condition of issuing any Common Shares in such circumstances, require the Participant to pay to the Company in cash or such other consideration as the Board, in its discretion, may accept, such amount as the Company is obliged to remit in accordance with such laws in respect of any such issuance of Common Shares or payment or crediting of such amount. The Company shall also have the right in its sole discretion to satisfy any such liability for withholding or other required deduction amounts by requiring the Participant to complete a sale in respect of such number of Common Shares that have been issued and would otherwise be delivered to the Participant under the Plan, and any amount payable from such sale will first be paid to the Company to satisfy any liability for withholding. The Company may require a Participant, as a condition of participation in the Plan, to pay or reimburse the Company for any cost incurred by the Company as a result of the participation by the Participant in the Plan.

10.6 Non-Canadian Participants

In order to assure the viability of Options granted to Participants employed or resident in countries other than Canada, the Board may provide for such additional or varied terms in the Option Agreements entered into with such Participants as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

10.7 Rights of Participant/Participant

No Participant has any claim or right to be granted an Option (including an Option granted in substitution for any Option that has expired pursuant to the terms of the Plan), and the granting of any Option is not to be construed as giving a Participant a right to remain in the employ of the Company or a Related Entity. No Participant has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Participant of such Common Shares.

10.8 Termination

The Board may terminate the Plan at any time without shareholder approval or Participants' approval. Notwithstanding the foregoing, subject to the discretion of the Board, the termination of the Plan shall have no effect on outstanding Options, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of the Plan.

10.9 Compliance with Stock Exchange

The Board may make changes to the terms of any granted Options or the Plan without Participants' approval to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which the Common Shares may be listed following an Initial Public Offering.

10.10 Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

10.11 Corporate Action

Nothing contained in the Plan or in an Option Agreement shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option, including with respect to an Option previously granted, any adjustments to the Exercise Price, Exercise Period or number of Option Shares, provided that any such adjustment is required by any securities exchange or applicable securities laws.

10.12 Notices

Any notice to be given pursuant to provisions hereof shall be sufficiently given if delivered personally to the Person to whom it is to be given, or if delivered to the Person's address at the following applicable address or mailed to the Person at such address by ordinary mail, postage prepaid, or provided by any electronic means of sending messages, including facsimile transmission or email, which produces a paper record. Notice shall not be sent by mail if there is any general interruption of postal services in the municipality in which or to which it is mailed:

[●]

Attention: Chief Executive Officer

Any notice so delivered shall be deemed to have been received when it is delivered personally at the address as aforesaid. Any notice mailed or provided by electronic document as aforesaid shall be deemed to have been received on the day it was delivered or sent by electronic means or on the fifth day after it was mailed.

[EXECUTION PAGE FOLLOWS]

DATED: January 2, 2018.

THE BULLET ID CORPORATION

Per: ______________________________

Name: Bruce Lewis

Title: Chief Executive Officer

SCHEDULE A
FORM OF SHARE OPTION PLAN OPTION AGREEMENT

AGREEMENT made as of the ● day of ●, 20●

BETWEEN:

THE BULLET ID CORPORATION, a corporation formed pursuant to the laws of Ontario (the **Company**)

- and -

● of the City of ●, in the **[Province/State]** of ● (hereinafter called the **Participant**)

WHEREAS:

(A) the Company has adopted a Share Option Plan effective ● (the **Plan**);

(B) by resolution dated ●, ● (the **Date of Grant**), the Board has granted to the Participant an Option on the terms set out in this Agreement and the Plan;

WITNESS as follows:

1. Definitions

In and for the purposes of this Agreement, terms defined in the Plan and used herein have the respective meanings attributed to such terms in the Plan and the Addendum, if applicable, unless otherwise defined herein.

2. Grant and Price

The Company hereby grants to the Participant Options to purchase the number of Common Shares hereinafter set out, on and subject to the terms and conditions set forth in the Plan and hereinafter set out:

Date of Grant:	●, ●
Category of Participant:	**[Director Participant / Employee Participant / Consultant Participant]**
Number of Common Shares:	● **[insert total number subject to the option grant]**
Exercise Price:	**[Cdn$]** ● per Common Share
Vesting Commencement Date:[1]	●
Scheduled Expiry Date:	●

[1]See the definition of **Vesting Commencement Date** in the Plan. If no date is specified, the date of commencement of a Participant's office, employment, service or engagement by the Company or any Related Entity is the Vesting Commencement Date.

Vesting Schedule	
Months Elapsed From Effective Date or Milestone Achieved	**Number of Common Shares or Percentage Vested**
0 (as of Effective Date)	Nil
12 months	33.34%
24 months	33.33%
36 months	33.33%

3. Attributes of Options

All Options, whether or not vested, shall at all times be held by the Participant subject to and in accordance with the Plan, the terms of which are deemed to be incorporated herein by reference and to form a part hereof. The Participant hereby confirms that he or she has received and reviewed a copy of the Plan, and agrees to be bound by it.

The parties hereby acknowledge that no deduction under the Income Tax Act (Canada) (the ITA) will be claimed by the Company or any non-arm's length party to the Company in respect of any payment made hereunder to the Participant, and the Company shall: (i) where applicable, make and file an election with the Canada Revenue Agency in a timely manner in prescribed form (or in such other manner as is accepted by the Canada Revenue Agency) pursuant to subsection 110(1.1) of the ITA in respect of the payments made to the Participant in exchange for the surrender of the Options, and (ii) provide evidence in writing of such election to the Participant, it being understood that the Participant shall be entitled to claim any deductions available to such persons pursuant to the ITA (including a deduction under paragraph 110(1)(d) of the ITA) in respect of the calculation of any benefit arising from the surrender of the Options.

4. Purchase for Purpose of Investment

4.1 Securities Law Restrictions

Regardless of whether the offering and sale of Common Shares under the Plan have been registered under the *Securities Act* (Ontario), as amended, the *Securities Act of 1933*, as amended, or have been registered or qualified under the securities laws of any state or other province or territory of Canada or the United States (**Applicable Securities Laws**), the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Common Shares (including the placement of appropriate legends on certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company or its counsel, such restrictions are necessary or desirable in order to achieve compliance with Applicable Securities Laws, or any other law. The obligation of the Company to deliver Common Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

4.2 Market Stand-Off

In connection with any public offering by the Company of its equity securities pursuant to an effective registration statement filed under Applicable Securities Laws or pursuant to a qualification for distribution by prospectus filed under Applicable Securities Laws, including the Company's Initial Public Offering, the Participant shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer,

grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Common Shares currently or hereafter owned (other than those included in the registration) without the prior written consent of the Company or the managing underwriter of such public offering. Such restriction (the **Market Stand-Off**) shall be in effect for such period of time following the date of the final registration statement or final prospectus for the offering or distribution as may be required by the Company or the managing underwriter; *provided, however*, that with respect to any particular public offering, such period shall not exceed 180 days.

In the event of any adjustment of, changes in or additions to the Common Shares, any new, substituted or additional interests or securities which are by reason of such adjustment, change or addition distributed with respect to any Common Shares subject to the Market Stand-Off, or into which such Common Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Common Shares acquired under this Option Agreement until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 4.2 (plus up to 34 additional days as may be required by the United States Financial Industry Regulatory Authority (FINRA) rules).

4.3 Investment Intent at Grant

The Participant represents and agrees that at the time of grant the Common Shares to be acquired upon exercising this Option will be acquired for investment, and not with a view to the sale or distribution thereof.

4.4 Investment Intent at Exercise

As a condition of the exercise of the Option, the Company may require the Participant (or other person exercising the Option after the Participant's death) to represent that the Participant (or such other person) is purchasing the Common Shares pursuant to the exercise of the Option for the Participant's (or such other person's) own account for investment only, and not with a view to or for sale in connection with any distribution thereof, and/or to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

4.5 Legends

The Company may affix to certificates representing Common Shares issued pursuant to this Agreement any legend that the Board determines to be necessary or advisable to reflect any restrictions to which such Common Shares may be subject, whether by agreement or otherwise. The Company may advise the transfer agent to place a stop order against any legended Common Shares.

4.6 Administration

Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 4 shall be conclusive and binding on the Participant and all other persons.

5. Miscellaneous Provisions

5.1 Notices

Any notice to be given pursuant to provisions hereof shall be sufficiently given if delivered personally to the Person to whom it is to be given or if delivered to the Person's address at the following applicable address or mailed to the Person at such address by ordinary mail, postage prepaid, or provided by any electronic means of sending messages, including email, which produces a paper record. Notice shall not

be sent by mail if there is any general interruption of postal services in the municipality in which or to which it is mailed:

If to the Company:
74 Lynwood Avenue
Unit 1
Toronto, Ontario
M4V 1K4
Attention: Bruce Lewis
Email: bruce@bullet-id.com

If to the Participant:
●
Attention: ●
Email: ●

Any notice so delivered shall be deemed to have been received when it is delivered personally at the address as aforesaid. Any notice mailed or provided by electronic document as aforesaid shall be deemed to have been received on the day it was delivered or sent by electronic means or on the fifth day after it was mailed.

5.2 Successors and Assigns

This Agreement shall be binding upon the Company and its successors and assigns and shall enure to the benefit of the Participant and its Personal Representatives and Permitted Assigns.

5.3 Entire Agreement

This Agreement, together with the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and replaces all prior agreements, negotiations, discussions and understandings, written or oral, between the parties.

5.4 Governing Law

This Agreement shall be construed in accordance with and be governed by the laws of Ontario and shall be deemed to have been made therein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

[●]

Per: ____________________________
Name:
Title:

____________________________ ____________________________
Witness to Participant's Signature Name:

SCHEDULE B
FORM OF EXERCISE NOTICE

TO: **[●]** (the **Company**)

In accordance with the terms and conditions of the Share Option Plan effective ● (the **Plan**) and the Share Option Plan Option Agreement entered into between the Company and the undersigned dated as of ●, the undersigned hereby irrevocably elects to exercise all or part of its Option granted pursuant to the Plan in the following manner:

1. Exercise of Option

By tendering herewith cash or a certified cheque made payable to the Company, or by confirmation of a wire transfer of immediately available funds, or other instrument acceptable to the Board (please specify), in full payment of the aggregate Exercise Price for such Common Shares as set forth below:

Number of Common Shares in respect of which Option is Being Exercised:

Exercise Price per Common Share:

Aggregate Exercise Price:

Withholding Taxes:

2. Registration

The Common Shares are to be registered in the name of the undersigned.

The Common Shares are to be delivered, as directed below:

____
[Name]

____
[Address]

Terms defined in the Plan and used herein have the respective meanings attributed to such terms in the Plan.

DATED the _____ day of ___________, 20___.

[●]

Per: ______________________________

Name:

Title:

I have read the foregoing Share Option Plan Option Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Chief Executive Officer of the Company. I agree to be bound by the terms and conditions of the Plan. I acknowledge and agree that no Common Shares will be issued or transferred for a period of 30 days following receipt by the Company of this Exercise Notice.

DATED the _____ day of ___________, 20___.

______________________________ ______________________________

Witness to Participant's Signature Participant's Signature

____

Participant's Name
(Please Print)